Translation into English	Exhibit 3.91
Bylaws and Articles of Association (one and the same)

11th AMENDMENT TO THE

ARTICLES OF ASSOCIATION OF

IMPSAT PARTICIPAÇÕES E COMERCIAL LTDA.

State Enrollment NIRE No. 35.215.913.590

Federal Corporate Taxpayer ID CNPJ/MF No. 03.357.424/0001-04

Hereby, the undersigned: (a) GC IMPSAT HOLDINGS II LIMITED, a company organized according to the laws of the United Kingdom, with office in the City of London, England, 1 London Bridge, London SEI 9BG, with Federal Taxpayer ID CNPJ/MF No. 08.890.281/0001-07 (“GC II”), herein represented by its attorney, Mr. Mateus Donato Gianeti, Brazilian, single, lawyer, bearer of Identity Card RG No. 30.365.339-5 and with Federal Taxpayer ID CPF/MF No. 278.516.858-50 and office in the City of São Paulo, State of São Paulo, Rua Borges Lagoa, No. 1328, Vila Clementino neighborhood, zip code 04038-904, member representing more than three fourths of the capital stock of IMPSAT PARTICIPAÇÕES E COMERCIAL LTDA., a limited liability company, with head office in the City of Cotia, State of São Paulo, Avenida Eid Mansur, 666, Parque São George neighborhood, with Federal Taxpayer ID CNPJ/MF No. 03.357.424/0001-04, with its articles of association duly filed with the Registry of Commerce of the State of São Paulo (“JUCESP”) under No. 35.215.913.590, in session of August 24, 1999 and with the last amendment duly filed with JUCESP under No. 379.886/09-1 (“Company”); and further (b) GC IMPSAT HOLDINGS III LIMITED, a company organized according to the laws of the United Kingdom, with office in the City of London, England, 1 London Bridge, London SEI 9BG, with Federal Taxpayer ID CNPJ/MF No. 09.132.628/0001-15 (“GC III”), herein represented by its attorney, Mr. Mateus Donato Gianeti, above identified, decide to amend the Articles of Association of the Company, as follows:

1. Considering the Company Share Pledge Agreement entered on September 22, 2009, by and among the Company, GC Impsat Holdings II Limited and GC Impsat Holdings III Limited, as pledgors, and Wilmington Trust FSB, in the condition of guarantee agent (“Share Pledge Agreement”), the members decide to amend Article 5 of the Articles of Association, to include paragraph one, so as to reflect the creation of the pledge on the shares of the Company, according to the Share Pledge Agreement.

2. As a result of the resolution above, the members decide to amend Article 5 of the Articles of Association, which shall be read as follows:

“Article 5 – The capital stock of the Company is of two hundred and fifty million, two hundred and fifty-five thousand, one hundred and sixty-four Brazilian Reals (R$250,255,164.00), fully subscribed and paid in the Brazilian legal tender, divided into two hundred and fifty million, two hundred and fifty-five thousand, one hundred and sixty-four (250,255,164) shares, with par value of one Brazilian Real (R$ 1.00) each, distributed among the members as follows:

GC Impsat Holdings II Limited	250,255,162	R$	250,255,162.00
GC Impsat Holdings III Limited	1	R$	1.00
Mariano Torre Gómez	1	R$	1.00

Paragraph 1 – The shares held by GC Impsat Holdings II Limited and GC Impsat Holdings III Limited representing 99.99% of the Company’s capital stock are pledged to Wilmington Trust FSB, in the condition of guarantee agent for the holders of the

Notes (the “Guarantee Agent”), according to the Share Pledge Agreement entered by GC Impsat Holdings II Limited and GC Impsat Holdings III Limited, as Pledgors, the Company and the Guarantee Agent (the “Share Pledge Agreement”), to guarantee the obligations of Global Crossing Limited as regards the Notes issued according to the Indenture dated September 22, 2009, entered by Global Crossing Limited, certain guaranteeing parties and the Guarantee Agent. The pledge created by means of the Share Pledge Agreement shall include any new share issued or distributed by the Company to the Pledgors, as well as the shares issued in the case of change of company type of the Company, and it is hereby agreed and understood that the number of shares pledged according to the Share Pledge Agreement shall always correspond to all the shares issued by the Company held by the Pledgors.”

3. As a result of the changes of the members brought by 8th and 9th Amendments to the Articles of Association, duly filed with JUCESP, the members decide to amend article 6 of the Articles of Association, which shall be read as follows:

“Article 6 – The capital stock is fully subscribed and paid in.

Sole Paragraph – The liability of each member is restricted to the value of its shares, but all of them are jointly and severally liable for the payment of the capital stock.”

4. The other articles of the Articles of Association remain unchanged and, consequently, ratified hereby, and the restated Articles of Association shall be read as follows:

“ARTICLES OF ASSOCIATION OF

IMPSAT PARTICIPAÇÕES E COMERCIAL LTDA.

CHAPTER I – NAME, OFFICE, CORPORATE OBJECT AND TERM

Article 1 – The Company shall operate under the name of IMPSAT PARTICIPAÇÕES COMERCIAL LTDA.

Article 2 – The Company head office is in the City of Cotia, State of São Paulo, Avenida Eid Mansur No. 666, Parque São George Neighborhood, and branches may be open in any location of the Brazilian territory and/or abroad, upon resolution by the member or members holding more than half of the capital stock or the Board of Directors of the Company.

Article 3 – The Company has as object:

(i) the participation in other companies, as member, quotaholder or shareholder; and

(ii) purchase and sale of equipment related to the telecommunications activities.

Article 4 – The term of existence of the Company is perpetual.

CHAPTER II – THE CAPITAL STOCK

Article 5 – The capital stock of the Company is of two hundred and fifty million, two hundred and fifty-five thousand, one hundred and sixty-four Brazilian Reals (R$250,255,164.00), fully subscribed and paid in the Brazilian legal tender, divided into two hundred and fifty million, two hundred and fifty-five thousand, one hundred and sixty-four (250,255,164) shares, with par value of one Brazilian Real (R$ 1.00) each, distributed among the members as follows:

GC Impsat Holdings II Limited	250,255,163	R$	250,255,163.00
GC Impsat Holdings III Limited	1	R$	1.00
Mariano Torre Gómez	1	R$	1.00

Paragraph 1 – The shares held by GC Impsat Holdings II Limited and GC Impsat Holdings III Limited representing 99.99% of the Company’s capital stock are pledged to Wilmington Trust FSB, in the condition of guarantee agent for the holders of the Notes (the “Guarantee Agent”), according to the Share Pledge Agreement entered by GC Impsat Holdings II Limited and GC Impsat Holdings III Limited, as Pledgors, the Company and the Guarantee Agent (the “Share Pledge Agreement”), to guarantee the obligations of Global Crossing Limited as regards the Notes issued according to the Indenture dated September 22, 2009, entered by Global Crossing Limited, certain guaranteeing parties and the Guarantee Agent. The pledge created by means of the Share Pledge Agreement shall include any new share issued or distributed by the Company to the Pledgors, as well as the shares issued in the case of change of company type of the Company, and it is hereby agreed and understood that the number of shares pledged according to the Share Pledge Agreement shall always correspond to all the shares issued by the Company held by the Pledgors.

Article 6 – The capital stock is fully subscribed and paid in.

Sole Paragraph – The liability of each member is restricted to the value of its shares, but all of them are jointly and severally liable for the payment of the capital stock.

CHAPTER III – THE MANAGEMENT

Article 7 – The administration and the management of the Company shall be the responsibility of the members that shall delegate their authority to four (4) Officers, residing and domiciled in Brazil, who shall be designated as President Director, Executive Director and, the others, Director.

Sole Paragraph – The compensation of the Officers shall be on a monthly basis as a “pro labore”, the amount of which shall be established and paid according to the applicable legal and contractual provisions.

Article 8 – The Officers shall be responsible for the general management of the Company and the practice of all the acts necessary or convenient to the management of the Company. The Officers shall have authority, among others, to:

(a) ensure the compliance with the law and these articles of association and implement the decisions taken in the shareholders meetings;

(b) administrate, manage and conduct the business of the Company, as well as to purchase, sell, exchange, burden or in any other way to acquire goods for the Company, determining their prices, terms and conditions;

(c) sign any documents, including those entailing liability or obligation for the Company, including indentures, debt securities, exchange instruments, checks, payment orders and others;

(d) prepare internal regulations, rules and other similar directives related to the Company’s management;

(e) delegate the several attributions and functions among the employees of the Company; and

(f) designate attorneys on behalf of the Company.

Sole Paragraph – Any of the Officers, jointly or severally, shall have authority to represent the Company, as petitioner or respondent, in or out of Court, before any federal, state or city public departments, as well as before autonomous government agencies, privately and publicly held companies and quasi-governmental entities.

Article 9 – All the acts and documents which entail assumption of liability or obligation by or for the Company, such as grant of powers of attorneys, any type of agreements, indentures, checks, promissory notes, exchange letters, payment orders, debt instruments in general, including contracting of loans and other documents not specified in these Articles of Association shall be mandatorily signed by:

(a) the President Director, isolatedly; or

(b) an Executive Director, jointly with the President Director or other Executive Director; or

(b) a Director, jointly with the President Director or an Executive Director.

§ 1 – The representation of the Company by attorneys shall be admitted also only in the following cases:

(a) For obligations and liabilities of the Company, the amounts of which shall not be higher than three hundred and fifty thousand Brazilian Reals (R$350,000.00), the Company may be represented through the signature of an attorney, with specific authority, jointly with an Executive Director or Director, or other attorney, designated according to item (f) of Article 7 above.

(b) For obligations or liabilities of the Company, the amounts of which are between three hundred and fifty thousand Brazilian Reals (R$350,000.00), the Company may be represented by an attorney, with specific authority, jointly with an Executive Director or a Director.

§ 2 – In the simple routine cases, such as the execution of applications, vouchers, letters, endorsement of not to bearer checks exclusively for credit in a Company’s bank checking account, they may be represented by a director or attorney designated for this purpose.

§ 3 – The acts practiced in disagreement with the provisions set forth herein shall be null and with no effects as regards the Company.

CHAPTER IV – OFFERING OF COLLATERAL

Article 10 – The acts by any member, directors, attorneys or employees involving the Company into obligations related to businesses or transactions not included in the corporate object, such as suretyship, guarantees, endorsements or any other collateral to the benefit of third parties, are expressly forbidden, and they shall be null and ineffective as regards the Company.

Sole Paragraph – The prohibition contained in this article shall not apply to the grant of guarantees by the Company to third parties to the benefit of companies belonging to the group of companies to which the Company belongs.

CHAPTER V – ASSIGNMENTS AND TRANSFERS OF SHARES

Article 11 – The member may assign his/her/its share, in full or in part, to other member, regardless the consent of the others, or to a third party, if there is no opposition by holders of more than one fourth of the capital stock.

CHAPTER VI – EXCLUSION OF MEMBER

Article 12 – The exclusion of a member for cause shall be allowed, provided it is approved by member or members holding more than half of the capital stock.

CHAPTER VII – THE FISCAL YEAR, BALANCE SHEETS AND FINANCIAL STATEMENTS

Article 13 – The fiscal year shall start on January 1st and end on December 31. At the end of each fiscal year, and related to it, the balance sheet shall be prepared as well as the other financial statements.

Article 14 – The net profits obtained on a yearly basis shall be allocated according to the resolution by the member or members representing the majority of the capital stock. None of the members shall be entitled to any part of the profits until an express resolution is taken on its allocation. The Company shall prepare half-year balance sheets, distributing interim profits then existing.

CLAUSE VIII – DISSOLUTION AND LIQUIDATION

Article 15 – In the case of liquidation or dissolution of the Company, the members shall designate among them a liquidator with the required authority to wind up the Company, who shall proceed according to the laws in force.

Article 16 – After all the creditors are paid and all the obligations are complied with and after all the assets are reduced to cash, the remaining net wealth shall be distributed among the members, at their proportion of the interest of each one in the capital stock of the Company.

Article 17 – The dissolution, winding up, bankruptcy, arrangement with creditors, exit, insolvency or exclusion of any of its members shall not dissolve the Company, which shall continue to operate with the remaining ones, unless these, by mutual agreement, decide to liquidate it. The property of the dissolved, liquidated, extinguished, bankrupted, agreeing with creditors, exiting, insolvent or excluded member shall be assessed based on the last general balance sheets prepared by the Company and they shall be paid to him/her/it or legal successors, within the term of up to six (6) months, counted from the fact, on a single installment adjusted for inflation up to the date of its actual payment based on the General Rate of Market Prices – IGP-M monthly published by Fundação Getúlio Vargas - FGV, or other rate that shall replace it according to the law.

CHAPTER IX – AMENDMENTS TO THE ARTICLES OF ASSOCIATION

Article 18 – These articles of association may be freely amended, at any time, by resolution of three fourths of the shareholders.

CHAPTER X – APPLICABLE LAW

Article 19 – The Company shall be governed by articles 1052 to 1087 of the Civil Code, and for the omitted cases, the provisions of the Corporate Law shall apply.

CHAPTER XI – JURISDICTION

Article 20 – The members shall elect the jurisdiction of the Capital of the State of São Paulo, to solve any issues resulting from these Articles of Association, excluding any other, however privileged.

And, in witness whereof, the parties sign this instrument in three (3) counterparties, of equal content, in the presence of two witnesses.

Cotia, September 23, 2009

(Sgd.) (illegible)
GC IMPSAT HOLDINGS II LIMITED
By Mateus Dorvato Gianeti

(Sgd.) (illegible)
GC IMPSAT HOLDINGS III LIMITED
By Mateus Donato Gianeti

Witnesses:

Name: Maria Elegiani Damasceno
ID Card RG: 14.231.796-2
Federal Taxpayer ID CPF/MF.: 066.468.708-37

Name: Daniella Santillo Sales
ID Card RG: 19.644.862-1
Federal Taxpayer ID CPF: 146.459.378-71